Exhibit 10.01

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement between Tonix Pharmaceuticals Holding Corp., a Nevada corporation (the “Company”), and Benjamin A. Selzer (the “Executive”) dated as of April 2, 2012 (the “Agreement”) is made and entered into as of October 5, 2012 (this “Amendment”).

WHEREAS, the parties hereto desire to amend the terms of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. Unless otherwise set forth in this Amendment, all capitalized terms shall have the meanings ascribed to them in the Agreement.

2.            Amendments.

2.1              Subsection (b) of Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following:

Commencing on April 1, 2013, the Executive’s salary shall be increased to Two Hundred Fifty Thousand Dollars ($250,000) per annum or such other rate as the Board may designate from time to time.

2.2 Subsection (c) of Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following:

In the event, and upon the consummation, of the closing of the sale of shares of the common stock of the Company to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least Ten Million Dollars ($10,000,000) of proceeds, net of the underwriting discount and commissions, to the Company (a “Fundamental Transaction”), the Executive’s salary shall be increased to Three Hundred Twenty Thousand Dollars ($320,000) per annum, or such other rate as the Board may designate from time to time.

2.3 Subsection (a) of Section 5 of the Agreement is hereby deleted in its entirety and replaced by the following:

Termination for Cause. Termination by the Executive without Good Reason; Natural Expiration of the Employment Period. If the Employment Period is terminated after the consummation of a Fundamental Transaction (i) by the Company for Cause, (ii) by the Executive without Good Reason and not on account of death or Disability, or (iii) upon the natural expiration of the Employment Period pursuant to Section 4(a) above, then the Executive shall be entitled to receive the portion of his then current salary and other remuneration and benefits only to the extent that such amounts have accrued through the Termination Date (the “Accrued Obligations”). For the avoidance of doubt, the Accrued Obligations shall be paid promptly upon the termination of the Employment Period, in accordance with applicable law, and shall not include any bonus that remains unpaid as of the Termination Date or that is accruing in the year of termination.

2.4 Subsection (c) of Section 5 of the Agreement is hereby deleted in its entirety and replaced by the following:

Termination by the Company other than for Cause, or by the Executive for Good Reason. If, after the consummation of a Fundamental Transaction, the Employment Period is terminated by the Company other than for Cause, or the Executive terminates employment for Good Reason, and such termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulation Sections 1.409A-l(n) and (h), then the Executive shall be entitled to the Accrued Obligations and, if the Executive executes and does not revoke a general release of claims in a form reasonably satisfactory to the Company by the 53rd day following his Separation from Service, then, subject to Section 10, the Executive (or, if appropriate, his estate) shall also be entitled to receive a lump sum cash payment equal to 50% of his annual salary as of such date (the “Severance”) paid on the 60th day following his Separation from Service, subject to applicable tax withholding requirements.

3.              Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York.

4.              Severability. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.              Effect of Amendment. The parties hereby agree and acknowledge that except as provided in this Amendment, the Agreement remains in full force and effect and has not been modified or amended in any other respect, it being the intention of the parties hereto that this Amendment and the Agreement be read, construed and interpreted as one and the same instrument.

6.              Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.              Further Assurances. In the event that any further action is necessary or desirable to carry out the purposes of this Amendment in a manner consistent with this Amendment and the Agreement, each of the parties will take such further action as the requesting party may reasonably request.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

TONIX PHARMACEUTICALS

HOLDING CORP.

By /s/ SETH LEDERMAN

      Seth Lederman, M.D.

     President and Chairman

EXECUTIVE:

/s/ BENJAMIN A. SELZER

Benjamin A. Selzer

[Signature Page of the Amendment to Employment Agreement]

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